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                                                                     EXHIBIT 2.2

                            STOCK PURCHASE AGREEMENT

                                 by and between

                        ACCESS CASH INTERNATIONAL L.L.C.

                                       and

                                MOHAMMAD YOUSSEFI

                                 effective as of

                                   May 1, 2002

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                                TABLE OF CONTENTS


ARTICLE I SALE OF SHARES AND CLOSING ......................................    1
     1.01  Purchase and Sale of Shares ....................................    1
     1.02  Purchase Price; Payment of Indemnification Holdback Amount .....    1
     1.03  The Closing ....................................................    1

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER .......................    3
     2.01  Valid and Binding Agreement ....................................    3
     2.02  No Breach; Consents ............................................    4
     2.03  Incorporation and Corporate Power ..............................    4
     2.04  Capitalization .................................................    4
     2.05  Subsidiaries ...................................................    5
     2.06  Financial Statements ...........................................    5
     2.07  Absence of Undisclosed Liabilities .............................    5
     2.08  Absence of Certain Developments ................................    6
     2.09  Real Property ..................................................    7
     2.10  Assets .........................................................    7
     2.11  Inventory ......................................................    8
     2.12  Accounts Receivable ............................................    8
     2.13  Customers ......................................................    8
     2.14  Suppliers ......................................................    8
     2.15  Tax Matters ....................................................    9
     2.16  Contracts and Commitments ......................................   10
     2.17  Insurance ......................................................   13
     2.18  Intellectual Property Rights ...................................   13
     2.19  Litigation; Orders .............................................   13
     2.20  Products and Services ..........................................   14
     2.21  Employees; Labor Matters .......................................   15
     2.22  Employee Benefit Plans .........................................   16
     2.23  Compliance with Laws; Governmental Authorizations ..............   17
     2.24  Environmental Matters ..........................................   17
     2.25  Books and Records ..............................................   18
     2.26  Brokerage ......................................................   18
     2.27  Disclosure .....................................................   18

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER .......................   19
     3.01  Incorporation and Corporate Power ..............................   19
     3.02  Execution, Delivery; Valid and Binding Agreement ...............   19
     3.03  No Breach, Consents ............................................   19
     3.04  Brokerage ......................................................   20
     3.05  Investment Intent ..............................................   20

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

ARTICLE IV COVENANTS ......................................................   20
     4.01  Conduct of the Company .........................................   20
     4.02  Notice of Developments .........................................   21
     4.03  Access .........................................................   21
     4.04  Conditions .....................................................   21
     4.05  Consents and Authorizations ....................................   21
     4.06  No Sale ........................................................   22
     4.07  Further Assurances .............................................   22
     4.08  Cooperation with Proceedings ...................................   22
     4.09  Customer and Other Business Relationships ......................   22
     4.10  Expenses .......................................................   23
     4.11  Earnout ........................................................   23
     4.12  Release of Newcourt Encumbrance ................................   23

ARTICLE V CONDITIONS TO CLOSING ...........................................   23
     5.01  Conditions to Buyer's Obligations ..............................   23
     5.02  Conditions to Seller's Obligations .............................   24

ARTICLE VI TERMINATION ....................................................   25
     6.01  Termination ....................................................   25
     6.02  Effect of Termination ..........................................   25

ARTICLE VII SURVIVAL; INDEMNIFICATION .....................................   26
     7.01  Survival of Representations and Warranties .....................   26
     7.02  Indemnification by Seller ......................................   26
     7.03  Indemnification by Buyer .......................................   27
     7.04  Time Limitations ...............................................   27
     7.05  Limitations on Amount ..........................................   28
     7.06  Setoff Against Indemnification Holdback Amount .................   29
     7.07  Method of Asserting Claims-Third Party Actions .................   29
     7.08  Method of Asserting Claims-Other Actions .......................   30
     7.09  Miscellaneous Indemnification Provisions .......................   31

ARTICLE VIII MISCELLANEOUS ................................................   32
     8.01  Definitions ....................................................   32
     8.02  Press Releases and Announcements ...............................   35
     8.03  Amendment and Waiver ...........................................   35
     8.04  Notices ........................................................   36
     8.05  Assignment .....................................................   37
     8.06  Severability ...................................................   37
     8.07  Complete Agreement .............................................   37
     8.08  Counterparts ...................................................   37
     8.09  Governing Law ..................................................   37
     8.10  No Third Party Beneficiaries ...................................   38
     8.11  Specific Performance ...........................................   38
     8.12  Jurisdiction ...................................................   38
     8.13  WAIVER OF JURY TRIAL ...........................................   38

                                       iii
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

     8.14  Interpretation .................................................   39

                                       iv
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                          ANNEX, EXHIBITS AND SCHEDULES

Exhibit A               Form of Individual Noncompetition Agreement

Exhibit B               Form of Release

Exhibit C               Form of Spousal Consent

Exhibit D               Form of Lease Agreement

Exhibit E               Form of Legal Opinion of Seller's Counsel

Exhibit F               Balance Sheet Qualifications

Exhibit G               Earnout Provision

Disclosure Schedule

                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of May 14, 2002, but effective as of May 1, 2002, (the "Effective Date") is made and entered into by and between Access Cash International L.L.C., a Delaware limited liability company ("Buyer"), and Mohammad Youssefi, a Washington resident ("Seller").

      WHEREAS, Seller owns all of the outstanding capital stock of Samsar ATM Co., Inc. (the "Company") and also serves as the sole director and an officer of the Company; and

      WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the outstanding capital stock of the Company pursuant to the terms of this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

                                    ARTICLE I

                           SALE OF SHARES AND CLOSING

1.01  Purchase and Sale of Shares.

      Pursuant to the terms and subject to the conditions of this Agreement, Seller will sell to Buyer, and Buyer will purchase from Seller, all of Seller's right, title and interest in and to all of the issued and outstanding capital stock of the Company (the "Shares").

1.02  Purchase Price; Payment of Indemnification Holdback Amount.

      (a) The total consideration for the Shares (the "Purchase Price") is $3,262,500. Buyer will pay $2,262,500 of the Purchase Price (the "Initial Payment") at the Closing as provided in Section 1.03(b)(ii) and will withhold $1,000,000 (the "Indemnification Holdback Amount") as security for Seller's indemnification obligations under this Agreement.

      (b) To the extent not claimed by Buyer pursuant to Section 7.06, Buyer will pay the Indemnification Holdback Amount to Seller within 30 days following the second anniversary of the Closing Date, plus simple interest thereon at a rate of 2% per annum from the Closing Date through the date of payment.

1.03  The Closing.

      (a) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dorsey & Whitney LLP, U.S. Bank Centre, 1420 5th Avenue, Suite 3400, Seattle, Washington 98101, commencing at 10:00 a.m. local time, on May 14, 2002, or on such other date as the parties may agree (the "Closing Date"). The Closing will be deemed effective as of 12:00 a.m. Pacific Daylight Time on the Effective Date.

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      (b)   At the Closing:

            (i) Seller will deliver or cause to be delivered to Buyer all of the following:

                  (A) certificates representing the Shares, free and clear of all Encumbrances, duly endorsed or accompanied by duly executed stock powers with requisite stock transfer tax stamps, if any, attached;

                  (B) a duly executed noncompetition agreement substantially in the form attached as Exhibit A and a duly executed release substantially in the form attached as Exhibit B, from Seller and Melissa Youssefi;

                  (C) a duly executed spousal consent, substantially in the form attached as Exhibit C, from Melissa Youssefi;

                  (D) a duly executed lease agreement, substantially in the form attached as Exhibit D, from Seller;

                  (E) a certificate of Seller dated the Closing Date stating that the conditions set forth in Section 5.01 have been satisfied;

                  (F) original releases of, or written authorizations from the Company's creditors to release, all Encumbrances on the Company's assets other than the Permitted Encumbrances and the Newcourt Encumbrance, subject to Section 4.12;

                  (G) an opinion of Seller's counsel substantially in the form attached as Exhibit E;

                  (H) the Company's minute books, stock transfer records, corporate seal (if any) and other materials related to the Company's corporate administration;

                  (I) written resignations, effective as of the Closing Date, from each of the Company's officers and directors;

                  (J) written evidence satisfactory to Seller, in its sole discretion, documenting (1) the full and complete discharge of all liabilities and obligations of the Company as of the Effective Date other than the Retained Liabilities and (2) the distribution or other disposition of all of the Excluded Assets; and

                  (K) such other certificates, documents and instruments as Buyer may reasonably request related to the transactions contemplated hereby.

            (ii) Buyer will deliver or cause to be delivered all of the following:


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                  (A)   the Initial Payment by (1) paying to the appropriate
                        creditors the unpaid balance of the Company's indebtedness (plus all accrued interest thereon) as of the Closing Date with respect to the Ford Expeditions that are included in the Excluded Assets and (2) paying to Seller the remaining balance of the Initial Payment by wire transfer in immediately available funds to an account designated in writing by Seller;

                  (B) to Seller, a certificate of Buyer dated the Closing Date stating that the conditions set forth in Section 5.02 have been satisfied; and

                  (C) to Seller, such other certificates, documents and instruments as Seller may reasonably request related to the transactions contemplated hereby.

      (c) All items delivered by the parties at the Closing shall be deemed to have been delivered simultaneously, and no items shall be deemed delivered or waived until all have been delivered.

      (d) The Confidentiality Agreement will terminate effective as of the Closing.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer that, except as set forth in the Disclosure Schedule delivered to Buyer on the date hereof, each of the statements set forth in this Article II are correct and complete on the date hereof and on the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement). The Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article II under sections and subsections that correspond to the sections and subsections hereof; provided, however, that the mere listing (or inclusion of a copy) of a document or other item therein shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty addresses only the existence of the document or other item itself.

2.01  Valid and Binding Agreement.

      This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The Ancillary Agreements, when executed and delivered by or on behalf of Seller, will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms. Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Ancillary Agreements and to perform his obligations hereunder and thereunder.

2.02  No Breach; Consents.

      (a) Except as set forth in Section 2.02(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation or performance of any of the transactions contemplated hereby or thereby, will directly or indirectly (with or without notice or lapse of time):

            (i) conflict with or violate any provision of the Company's articles of incorporation, bylaws or other organizational documents;

            (ii) conflict with or violate, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement, Order or Governmental Authorization applicable to Seller or the Company;

            (iii) conflict with, breach any provision of, constitute a default under, give any Person the right to declare a default or exercise any remedy under, or result in the termination, amendment, modification, abandonment or acceleration of the maturity or performance (or any right to effect such a result) of any Material Contract; or

            (iv) impose any Encumbrance upon or with respect to any of the Company's assets or the Shares.

      (b) Except as set forth in Section 2.02(b) of the Disclosure Schedule, neither Seller nor the Company is required to give any notice or obtain any Consent or Governmental Authorization in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

2.03  Incorporation and Corporate Power.

      The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority necessary to carry on the Company's business as now being conducted and to own, lease and operate the Company's assets. The Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or its ownership of property requires it to be qualified. Seller has delivered to Buyer correct and complete copies of the Company's articles of incorporation, bylaws and other organizational documents as in effect on the Closing Date.

2.04  Capitalization.

      (a) The authorized capital stock of the Company consists solely of 100,000 shares of common stock, no par value per share, of which 51,000 shares are issued and outstanding and constitute all of the Shares. Seller owns all of the Shares of record and beneficially, free and clear of any Encumbrances. At the Closing, Buyer will obtain good and valid title to the Shares, of record and beneficially, free and clear of any Encumbrances.

      (b) The Shares are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any third party rights and in certificated form, and have been offered, sold and issued by the Company in compliance with applicable securities and corporate laws and in compliance with any preemptive rights, rights of first refusal or similar rights. The rights and privileges of the Shares are set forth in the Company's organizational documents. There are no options, warrants, calls, subscriptions, convertible securities, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

2.05  Subsidiaries.

      The Company does not hold any equity or other ownership interest in any other Person.

2.06  Financial Statements.

      Seller has delivered to Buyer the unaudited balance sheet of the Company (the "Balance Sheet") as of December 31, 2001 (the "Balance Sheet Date"). The Balance Sheet (a) was prepared using the accrual basis of accounting and accounting principles consistently applied, (b) is based upon the information contained in the Company's books and records, (c) was prepared in good faith, and (d) fairly presents the Company's financial condition as of the date thereof, subject to Exhibit F.

2.07  Absence of Undisclosed Liabilities.

      The Company does not have any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) and the Company is not a party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any Person, arising out of transactions or events entered into on or prior to the Closing Date, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring on or prior to the Closing Date, except (a) as reflected or reserved against in the Balance Sheet, (b) current liabilities which have arisen since the Balance Sheet Date in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (c) as otherwise set forth in Section 2.07 of the Disclosure Schedule.

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2.08  Absence of Certain Developments.

      Except as set forth in Section 2.08 of the Disclosure Schedule, since the Balance Sheet Date:

      (a) no event has occurred and no circumstance has arisen which has had, or may with the passage of time be reasonably expected to have, a Material Adverse Effect;

      (b) the Company has not sold, leased, assigned or transferred (including transfers to any employees, affiliates or shareholders) any tangible assets in whole or in part, except sales of inventory for a fair consideration in the ordinary course of business;

      (c) the Company has not licensed, sold, leased, assigned or transferred (including transfers to any employees, affiliates or shareholders) any Intellectual Property or other intangible assets in whole or in part;

      (d) no Encumbrance has been placed on or arisen with respect to any of the Company's assets;

      (e) the Company has not borrowed any amount (including advances on existing credit facilities) or incurred or become subject to any liability, except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under Contracts entered into in the ordinary course of business;

      (f) the Company has not delayed, postponed or accelerated the payment of accounts payable or other liabilities or the receipt of accounts receivable;

      (g) the Company has not canceled any debts or claims of any material nature or of any material amount;

      (h) the Company has not waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business;

      (i) the Company has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or split, combined or reclassified any outstanding shares of its capital stock;

      (j) the Company has not experienced any material theft, damage, destruction or loss of or to any property it owns or uses, whether or not covered by insurance;

      (k) the Company has not entered into any employment Contract, written or oral, modified the terms of any such existing Contract or modified the base compensation or other employment terms of any of its directors, officers or employees except in the ordinary course of business;

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
      (l) the Company has not made any capital expenditures or commitments therefor in excess of $10,000 in the aggregate;

      (m) the Company has not made any loans or advances to, or guarantees for the benefit of, any Person;

      (n) the Company has not made any change in accounting principles or practices from those utilized in the preparation of the Balance Sheet;

      (o) neither the Company's board of directors nor its shareholders have taken any action to amend the Company's articles of incorporation, bylaws or other organizational documents; or

      (p) the Company has not taken any action or entered into any agreement not described in subsections (a) through (o) above that is material to the Company or agreed or committed, whether orally or in writing, to do any of the foregoing.

2.09  Real Property.

      The Company does not own any real property. The real property subject to the Headquarters Lease constitutes the only real property which the Company has leased or otherwise used through the Closing Date. Seller has delivered to Buyer a complete and accurate copy of the Headquarters Lease. The Headquarters Lease has been terminated effective as of the Effective Date and the Company has no obligations or liabilities of any kind or nature thereunder.

2.10  Assets.

      (a) The Company has, and will immediately after the Closing continue to have, good and marketable title to, or a valid leasehold interest in, all of the assets (whether tangible or intangible) that it uses, that are located on its premises or that are shown on the Balance Sheet (excluding only the Excluded Assets), free and clear of any Encumbrances other than (i) the Permitted Encumbrances and (ii) the Newcourt Encumbrance. The Company has distributed, written off or otherwise disposed of the Excluded Assets, and Seller and the Company have taken all actions necessary to discharge or otherwise satisfy all of the Company's liabilities and obligations as of the Closing Date other than the Retained Liabilities.

      (b) The Company owns, or leases under valid leases, all tangible assets necessary for Buyer's continued conduct of the Company's business as presently conducted. All of the Company's tangible assets are in good repair and operating condition (subject to normal wear and tear) and are usable in the ordinary course of business. Each such asset is suitable for the purposes for which it is presently used or is presently proposed to be used, to Seller's Knowledge is free from material defects (patent and latent), and has been maintained in accordance with normal industry practice.

2.11  Inventory.

      All items of inventory are of good, usable and merchantable quality and, except as set forth in Section 2.11 of the Disclosure Schedule, (a) are not obsolete or discontinued, (b) are of such quality as to meet the quality control standards of the Company and any applicable Legal Requirements, (c) with respect to finished goods, are saleable as current inventories at the current prices thereof in the ordinary course of business, (d) are recorded on the Company's books at the lower of cost or market value and (e) no write-down in inventory has been made or should have been made during the past two years. Section 2.11 of the Disclosure Schedule sets forth a correct and complete list of all inventory and the location thereof.

2.12  Accounts Receivable.

      All notes and accounts receivable of the Company are reflected properly on its books and records using the accrual basis of accounting, are valid, and have arisen from bona fide transactions in the ordinary course of business, subject to no setoffs or counterclaims. Such notes and accounts receivable are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

2.13  Customers.

      Section 2.13 of the Disclosure Schedule sets forth (a) the names and addresses of the top 20 Customer Contracts, based on the gross surcharge and interchange revenue generated for the Company during the twelve-month period ended December 31, 2001, and (b) the aggregate amount of such revenue generated by each such Customer Contract during such period. The Company has not received any notice or otherwise have any Knowledge that any significant customer (x) has ceased, or will cease, to use the products, goods or services of the Company, (y) has substantially reduced or will substantially reduce its use of the products, goods or services of the Company or (z) has sought, or is seeking, to materially reduce the price it will pay for the products, goods or services of the Company, including in each case after the consummation of the transactions contemplated hereby. To Seller's Knowledge, no significant customer has otherwise threatened to take any action described in the immediately preceding sentence due to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

2.14  Suppliers.

      Section 2.14 of the Disclosure Schedule sets forth (a) the names and addresses of all suppliers from which the Company ordered materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $5,000 or more during the twelve-month period ended December 31, 2001 (each a "Significant Supplier") and (b) the amount for which each Significant Supplier invoiced the Company during such period. Seller has not received any notice and does not have any Knowledge of any material increase in the price of such materials, supplies, merchandise or other goods or services, or that any Significant Supplier will not sell materials, supplies, merchandise and other goods or services to Buyer at any time after the Closing on terms and conditions substantially the same as are in effect immediately prior to the Closing, subject to price increases in the ordinary course of business consistent with past practice. To Seller's Knowledge, no Significant Supplier has otherwise threatened to take any action described in the preceding sentence due to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

2.15  Tax Matters.

      (a)   Definitions.

            (i) "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of any state, local or foreign law.

            (ii) "Tax" means any federal, state, local or foreign tax, charge, fee, levy or other assessment of every kind or nature, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profit, windfall profit, capital stock, environmental, license, withholding, payroll, employment, unemployment, social security, disability, excise, estimated, severance, stamp, registration, occupation, premium, personal or real property, alternative or add-on minimum, or other taxes, customs duties, fees, assessments, or charges of any kind or nature, including all interest and penalties thereon and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign.

            (iii) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      (b) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Company's assets that arose in connection with any failure (or alleged failure) to pay any Tax.

      (c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

      (d) No Governmental Authority will assess, is expected to assess or has threatened to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any Governmental Authority in writing or (ii) of which Seller has Knowledge. Section 2.15(d) of the Disclosure Schedule lists all federal, state, local, and foreign income and sales and use Tax Returns filed by the Company for taxable periods ended on or after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 1999.

      (e) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (f) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) has no liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

      (g) The unpaid Taxes of the Company (i) did not, as of December 31, 2001, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (other than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

2.16  Contracts and Commitments.

      (a) Section 2.16(a) of the Disclosure Schedule contains an accurate and complete list of each of the following Contracts to which the Company is a party or is subject or bound (each, a "Material Contract"):

            (i) each Contract relating to the provision of electronic funds transfer services to the Company's customers (collectively, the "Customer Contracts"), specifying in each case the name of the customer, effective date, termination date, location of the ATM, processor type, terminal identification number and whether the Customer Contract provides for the payment of a minimum monthly or other periodic minimum payment to the Customer;

            (ii) each Contract relating to the provision of electronic funds transfer services to the Company, specifying in each case the name of the provider, the title of the Contract, the gross services revenue (total fees collected by the provider) generated during the 12 month period ended February 28, 2002, and total fee residuals (residuals paid by the provider to the Company) generated during the 12 month period ended February 28, 2002;

            (iii) each Contract relating to the maintenance or installation of
                  ATMs or otherwise relating to the help desk and service related functions of the Company;

            (iv) each Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any of the Company's assets;

            (v) each Contract or group of related Contracts wherein the Company is a lessee of, or holds or operates any property, real or personal, owned by any other party;

            (vi) each Contract or group of related Contracts wherein the Company is a lessor of, or permits any third party to hold or operate, any property, real or personal;

            (vii) each Contract relating to the payment of a commission or other form of remuneration in connection with the sale or lease of goods, materials or services or to the distribution of goods or materials (collectively, the "Dealer Contracts");

           (viii) each Contract or group of related Contracts (other than Contracts covered by the other subsections of this Section 2.16(a)) which continue over a period of more than six months from the date or dates thereof and are not terminable by the Company on 30 days' or less notice without any payment obligation or other liability;

            (ix) each Contract containing exclusivity, noncompetition or nonsolicitation covenants or that would otherwise purport to restrict in any manner and to any extent the Company's right to freely engage in business anywhere in the world or solicit the employees or contractors of any Person;

            (x) each employment, agency or consulting Contract; each Employee Benefit Plan; each Contract providing for severance, termination or similar payments (including upon a change of control or otherwise); each union, collective bargaining or similar Contract with labor representatives; and each stock purchase, stock option or similar equity incentive plan;

            (xi) each Contract containing confidentiality or nondisclosure covenants;

            (xii) each Contract relating to Intellectual Property Rights;

           (xiii) each power of attorney that is currently effective; and

            (xiv) each Contract (other than Contracts covered by the other subsections of this Section 2.16(a)) which is either material to the Company or was not entered into in the ordinary course of business.

      (b) Except as set forth in Section 2.16(b) of the Disclosure Schedule, with respect to each Material Contract: (i) such Contract is in full force and effect and is valid and enforceable against each party thereto in accordance with its terms; (ii) to Seller's Knowledge, such Contract, if it relates to the Company's provision of goods or services, can be performed at a profit and without unusual expenditures of time or money; (iii) all parties thereto are and at all times have been in compliance with all applicable terms and conditions of such Contract; and (iv) Seller has no Knowledge of any actual, alleged, threatened, possible or potential violation or breach of or default under any such Contract by any party thereto.

      (c) Except as specified in Section 2.16(a)(i) of the Disclosure Schedule, no Customer Contract provides for the payment of a minimum monthly or other periodic minimum payment to any of the Company's customers. Each contract to which the Company has been a party (other than Customer Contracts listed in Section 2.16(a)(i) of the Disclosure Schedule) which provided for such a minimum payment has either been (i) terminated such that the Company has no liabilities or obligations thereunder or (ii) terminated and superseded in its entirety by a Customer Contract that does not provide for such a minimum payment.

      (d) Except as set forth in Section 2.16(d) of the Disclosure Schedule, the Company does not have any vault cash or similar obligation in connection with any Customer Contract.

      (e) Except pursuant to the Dealer Contracts, no Person has any right to a commission or other form of remuneration in connection with the Customer Contracts. Each Dealer Contract is terminable upon no more than 30 days' prior written notice and without penalty or payment of any kind or nature. Following any such termination, the Company will have no liability or obligation under the terminated Dealer Contract other than liabilities and obligations which have accrued prior to the effective date of such termination.

      (f) The Company has not undertaken any liability or obligation to any third-party lessor with respect to ATMs leased by the Company's customers.

      (g) Prior to the date of this Agreement, Buyer has been supplied with or given access to a correct and complete copy of each written Contract, and a written description of each oral Contract, together with all amendments, waivers or other changes thereto.

2.17  Insurance.

      The Company has at all times maintained insurance relating to its business and covering property, fire, casualty, liability, workers' compensation and all other forms of insurance customarily obtained by businesses in the same industry. Such insurance (a) is in full force and effect; (b) is sufficient for compliance with all applicable Legal Requirements and Material Contracts; (c) is valid, outstanding and enforceable; (d) insures against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated; and (e) provides adequate insurance coverage for the activities of the Company. Section
      2.17 of the Disclosure Schedule lists by year for the current policy year and each of the two preceding policy years a summary of the loss experience under each policy in excess of $10,000, setting forth (x) the name of the claimant, (y) a description of the policy by insurer, type of insurance and period of coverage and (z) the amount and a brief description of the claim.

2.18  Intellectual Property Rights.

      Section 2.18 of the Disclosure Schedule list and describes all Intellectual Property owned by, licensed to or otherwise controlled by the Company or used in, developed for use in or necessary to the conduct of the Company's business as now conducted or proposed to be conducted. The Company owns and possesses all right, title and interest, or holds a valid license, in and to such Intellectual Property Rights. The Company has taken all necessary action to protect such Intellectual Property Rights. Seller has not received any notice of, nor does he otherwise have any Knowledge of any facts which indicate a likelihood of, any infringement or misappropriation by or conflict from any third party with respect to such Intellectual Property Rights. No claim by any third party contesting the validity of any such Intellectual Property Rights has been made, is currently outstanding or, to Seller's Knowledge, is threatened. Seller has not received any notice of any infringement, misappropriation or violation by the Company of any intellectual property rights of any third parties and the Company has not infringed, misappropriated or otherwise violated any such intellectual property rights. No infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to products currently being sold by the Company or with respect to the conduct of the Company's business as now conducted or proposed to be conducted. The Company is the exclusive owner of all Intellectual Property Rights developed by its current and former officers, directors, employees, agents, independent contractors or consultants, and no such Person has any claim with respect to any Intellectual Property Rights.

2.19  Litigation; Orders.

      (a) Except as set forth in Section 2.19(a) of the Disclosure Schedule (which also identifies the parties to and briefly describes the basis for each pending, threatened or potential Proceeding),

            (i) there is no pending or, to Seller's Knowledge, threatened Proceeding against the Company or Seller;

            (ii) there is no pending or, to Seller's Knowledge, threatened Proceeding that challenges or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement or the Ancillary Agreements;

            (iii) Seller has no Knowledge of any event or circumstance that is reasonably likely to give rise to or serve as a basis for the commencement of any Proceeding described in subparagraphs (i) or (ii) of this Section 2.19(a).

            Buyer has been provided with correct and complete copies of all pleadings, correspondence and other documents and materials relating to each Proceeding described in Section 2.19(a) of the Disclosure Schedule, and no Proceeding listed or required to be listed therein could have a Material Adverse Effect.

      (b) Except as set forth in Section 2.19(b) of the Disclosure Schedule, no Order is in effect that relates to or that may affect in any manner the Company or the Shares.

2.20  Products and Services.

      (a) Buyer has been furnished with correct and complete copies of the standard terms and conditions of sale or lease for each of the products or services of the Company (containing applicable guaranty, warranty and indemnity provisions). Except as set forth in Section 2.20(a) of the Disclosure Schedule:

            (i) no product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, the Company is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions; and

            (ii) each product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, the Company has been in conformity with all applicable contractual commitments and all express and implied warranties.

      (b) Except as set forth in Section 2.20(b) of the Disclosure Schedule, the Company has not been subject to any liability or obligation of any nature (whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any product, component or other item sold by or on behalf of the Company prior to the Closing, or service rendered by or on behalf of the Company prior to the Closing, that (i) is not fully and adequately covered by policies of insurance or by indemnity, contribution, cost sharing or similar agreements or arrangements by or with other Persons, and (ii) is not otherwise fully and adequately reserved against as reflected in the Balance Sheet.

      (c) Except as set forth in Section 2.20(c) of the Disclosure Schedule, the Company has not entered into, or offered to enter into, any Contract (whether written or oral) pursuant to which the Company is or would be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer (collectively, "Rebate Obligations"). All Rebate Obligations are reflected in the Balance Sheet or have been incurred after the date thereof in the ordinary course of business.

2.21  Employees; Labor Matters.

      (a) Section 2.21(a) of the Disclosure Schedule sets forth a correct and complete list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 2001; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's Employee Benefit Plans.

      (b)   Except as set forth in Section 2.21(b) of the Disclosure Schedule:

            (i) No employee of the Company is bound by any Contract that purports to limit his or her ability (A) to engage in or continue to perform any conduct, activity, duties or practice relating to the Company or (B) to assign to the Company or to any other Person any rights to any Intellectual Property;

            (ii) The Company has operated in compliance with all applicable contractual terms and Legal Requirements relating to employment and the termination of employment, including all applicable Legal Requirements relating to wages, hours, benefits, equal employment opportunity, nondiscrimination, sexual harassment, immigration, occupational safety and health, plant closing, collective bargaining and the payment of social security and other Taxes;

            (iii) The Company does not have any liability or obligation under any Contract or Legal Requirement to any terminated employee, and neither the sale of the Shares nor the consummation of the transactions contemplated by this Agreement will cause the Company to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any Person; and

            (iv) There is no collective bargaining agreement to which the Company is a party, no collective bargaining agreement is currently being negotiated or proposed and no Person is making any attempt or effort to form a labor union.

2.22  Employee Benefit Plans.

      (a)   Except as set forth in Section 2.22(a) of the Disclosure Schedule,
            (i) the Company does not maintain or contribute to any nonqualified deferred compensation or retirement plan, Contract or arrangement,
            (ii) the Company does not maintain or contribute to any qualified defined contribution plans (as defined in ERISA Section 3(34)), or Code Section 414(i)), (iii) the Company does not maintain or contribute to any qualified defined benefit plans (as defined in ERISA Section 3(35) or Code Section 414(j)) and (iv) the Company does not maintain or contribute to any employee welfare benefit plans (as defined in ERISA Section 3(1)). Section 2.22(a) of the Disclosure Schedule sets forth the identity of each corporation, trade or business (separately for each category below that applies):
            (w) which is under common control with the Company within the meaning of Code Section 414(b) or (c), (x) which is in an affiliated service group with the Company within the meaning of Code Section 414(m), (y) which is the legal employer of Persons providing services to the Company as leased employees within the meaning of Code Section 414(n) or (z) with respect to which the Company is a successor employer for purposes of group health or other welfare plan continuation rights (including ERISA Section 601 et seq.) or the Family and Medical Leave Act.

      (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all Employee Benefit Plans which the Company maintains or to which it contributes comply in all material respects with the requirements of ERISA, the Code and any other applicable Legal Requirements. With respect to each such Employee Benefit Plan, (i) all required contributions which are due have been made and a proper accrual has been made for all benefits accrued and contributions due as of the Closing Date, (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits and (iii) there have been no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975).

      (c) For purposes of this Section 2.22(c), the Company shall refer to the Company and any corporation, trade, or business under common control with the Company as described in Section 2.22. The Company does not contribute (and has not ever contributed) to any multi-employer plan (as defined in ERISA Section 3(37)). The Company has no actual or potential liabilities (under Title IV of ERISA or otherwise) for any complete or partial withdrawal from a multi-employer plan. The Company has no actual or potential liability for death or medical benefits after separation from employment, other than health care continuation benefits described in Code Section 4980B or group life insurance continuation benefit under applicable state law.

      (d) Neither the Company nor any of its directors, officers, employees or other fiduciaries (as defined in ERISA Section 3(21)), has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the

            Employee Benefit Plans which would subject the Company, Buyer, Buyer's subsidiaries or any of their respective directors, officers, employees or affiliates to any liability under ERISA or any applicable law.

      (e) Except as set forth in Section 2.22(e) of the Disclosure Schedule, there are no former employees of the Company (or spouses, former spouses or dependents of former employees) currently receiving health care continuation benefits described in Code Section 4980B or other applicable law under a group health plan sponsored by the Company.

2.23  Compliance with Laws; Governmental Authorizations.

      (a) The Company and its officers, directors, agents and employees have complied in all material respects with all applicable Legal Requirements, and no claims have been filed against the Company alleging a violation of any Legal Requirements. The Company is not relying on any exemption from or deferral of any applicable Legal Requirement that would not be available to the Company after Buyer acquires the Shares.

      (b) The Company has, in full force and effect, all Governmental Authorizations necessary to conduct its business and own and operate its assets. A correct and complete list of such Governmental Authorizations is set forth in Section 2.23(b) of the Disclosure Schedule, together with a description of each Governmental Authorization's relationship to the Company's business and whether such Governmental Authorization is assignable to Buyer. The Company has conducted its operations in compliance with all terms and conditions of each such Governmental Authorization.

2.24  Environmental Matters.

      The Company is now and at all times has been in compliance with all applicable Legal Requirements and Orders relating to pollution, contamination or the protection of the environment (collectively, "Environmental Laws"), including Legal Requirements and Orders concerning air pollution, water pollution, noise control or the on-site or off-site handling, shipping, discharge, disposal or recovery of any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Environmental Law (collectively, "Hazardous Materials"). The Company is not, and has not been alleged to be, responsible for any release of Hazardous Materials or any costs arising under or any violation of Environmental Laws. No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any portion of any real property owned, leased or otherwise used by the Company, and no such real property or any improvements thereon has ever contained any asbestos, urea, formaldehyde, radon at levels above natural background, polychlorinated biphenyls or pesticides. In addition, no portion of such real property has ever been used as a gasoline service station or as a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products and no aboveground or underground storage tanks have ever been located on, under or about such real property.

2.25  Books and Records.

      The books of account and other financial records of the Company, all of which have been made available to Buyer, are materially complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of the Company, all of which have been made available to Buyer, contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of the Company, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

2.26  Brokerage.

      No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or the Company.

2.27  Disclosure.

      (a) Buyer has been provided with correct and complete copies of all documentation, and with correct and complete descriptions of all information that is not in written form, that it has requested in connection with its due diligence review of the Company.

      (b) Neither this Agreement nor any of the exhibits hereto nor any of the documents delivered by or on behalf of Seller pursuant to Section 1.03(b), nor the Disclosure Schedule nor any of the financial statements referred to in Section 2.06, taken as a whole, contain any untrue statement of a material fact or omission regarding the Company or any of the other matters dealt with in this Article II relating to Seller, the Company or the transactions contemplated by this Agreement. This Agreement, the exhibits hereto, the documents delivered to Buyer pursuant to 1.03(b), the Disclosure Schedule and the financial statements referred to in Section 2.06, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Buyer of which Seller has Knowledge which has had, or is reasonably likely to have, a Material Adverse Effect.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller that:

3.01  Incorporation and Corporate Power.

      Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder.

3.02  Execution, Delivery; Valid and Binding Agreement.

      Buyer's execution, delivery and performance of this Agreement and the Ancillary Agreements and Buyer's consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize their execution, delivery or performance of this Agreement or the Ancillary Agreements. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The Ancillary Agreements, when executed and delivered by or on behalf of Buyer, will constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

3.03  No Breach, Consents.

      (a) Neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation or performance of any of the transactions contemplated hereby or thereby, will directly or indirectly (with or without notice or lapse of time):

            (i) conflict with or violate any provision of Buyer's articles of organization, operating agreement or other organizational documents; or

            (ii) conflict with or violate, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement, Order or Governmental Authorization applicable to Buyer.

      (b) Buyer is not required to give any notice or obtain any Consent or Governmental Authorization in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

3.04  Brokerage.

      No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

3.05  Investment Intent.

      Buyer is purchasing the Shares for its own account for investment purposes, and not with a view to the distribution thereof.

                                   ARTICLE IV

                                    COVENANTS

4.01  Conduct of the Company.

      Seller will cause the Company to comply with the following provisions through and including the Closing Date:

      (a) The Company will conduct its business only in, and the Company shall not take any action except in, the ordinary course of business and in accordance with applicable Legal Requirements;

      (b) The Company will not amend or modify any Material Contract or enter into any Contract that would have been a Material Contract if such Contract had been in effect on the date of this Agreement, except that the Company may enter into Contracts with vendors or customers in the ordinary course of business;

      (c) The Company will (i) use its best efforts to preserve its business organization and goodwill and maintain satisfactory relationships with vendors, customers and others having business relationships with the Company, (ii) confer with representatives of Buyer to report operational matters and the general status of ongoing operations as requested by Buyer and (iii) not take any action that would render, or which reasonably may be expected to render, any representation or warranty it makes in this Agreement untrue at the Closing, including any actions referred to in Section 2.08;

      (d) The Company will not change any of its methods of accounting in effect on the Balance Sheet Date;

      (e) The Company will not cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and

      (f) The Company will not (i) make or rescind any express or deemed election or take any other discretionary position relating to Taxes
            (ii) amend any Tax Return, (iii) settle or compromise any Proceeding relating to Taxes or (iv) change any of its methods of reporting income or deductions for federal or state income Tax purposes from those employed in the preparation of the last filed federal or state income Tax Returns.

4.02  Notice of Developments.

      Seller will notify Buyer of any emergency or material change in the ordinary course of the Company's business or the commencement or threat of any Proceeding. Seller will promptly notify Buyer in writing if Seller discovers that any representation or warranty made by Seller in this Agreement was when made, or has subsequently become, untrue in any respect. No disclosure pursuant to this Section 4.02 will be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

4.03  Access.

      From the date of this Agreement through the Closing Date, Seller will cause the Company to afford to Buyer and its authorized representatives full access at all reasonable times and upon reasonable notice to the facilities, offices, properties, technology, processes, books, business and financial records, officers, employees, business plans, budget and projections, customers, suppliers and other information of the Company, and the work papers of the Company's independent accountants and otherwise provide such assistance as Buyer may reasonably request in connection with its continuing evaluation of the Company and transition preparation. In addition, Seller will cause the Company and its officers and employees to cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact third parties, including suppliers, customers and prospective customers of the Company. The Confidentiality Agreement will apply with respect to information obtained by Buyer under this Section 4.03.

4.04  Conditions.

      Seller will use his best efforts to cause the conditions set forth in
      Section 5.01 to be satisfied as soon as reasonably possible and in any event prior to the Closing Date. Buyer will use its best efforts to cause the conditions set forth in Section 5.02 to be satisfied as soon as reasonably possible and in any event prior to the Closing Date.

4.05  Consents and Authorizations.

      Seller will obtain, or will cause the Company to obtain, all Consents and Governmental Authorizations required for the consummation of the transactions contemplated by this Agreement or which could, if not obtained, adversely affect the Company's operations as presently conducted. Seller will keep Buyer reasonably advised of the status of obtaining such Consents and Governmental Authorizations.

4.06  No Sale.

      Seller will not sell, pledge, transfer or otherwise place any Encumbrance on any Shares.

4.07  Further Assurances.

      (a) If at any time after the Closing any further action by Seller is necessary to carry out the purposes of this Agreement, Seller will take such further action (including the execution and delivery of such further instruments and documents) as Buyer may reasonably request, at Buyer's sole cost and expense (unless Buyer is entitled to indemnification therefor under Article VII).

      (b) If at any time after the Closing any further action by Buyer is necessary to carry out the purposes of this Agreement, Buyer will take such further action (including the execution and delivery of such further instruments and documents) as Seller may reasonably request, at Seller's sole cost and expense (unless Seller is entitled to indemnification therefor under Article VII).

4.08  Cooperation with Proceedings.

      (a) In the event and for so long as Buyer is contesting or defending against any Proceeding in connection with (i) any transaction contemplated by this Agreement or the Ancillary Agreements or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, Seller will cooperate with Buyer and its counsel in the contest or defense, make himself available, and provide such testimony and access to his books and records as shall be necessary in connection with the contest or defense, all at Buyer's sole cost and expense (unless Buyer is entitled to indemnification therefor under Article
            VII).

      (b) In the event and for so long as Seller is contesting or defending against any Proceeding in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, Buyer will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at Seller's sole cost and expense (unless Seller is entitled to indemnification therefor under Article VII).

4.09  Customer and Other Business Relationships.

      For a period of one year following the Closing, Seller will cooperate with the Company and Buyer in their efforts to continue and maintain for the benefit of the Company those business relationships of the Company existing prior to the Closing and relating to the business to be operated by the Company after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. From and after the Effective Date, Seller will refer to the Company and Buyer all inquiries relating to such business, and Seller shall not take any action that would tend to diminish the value of or interfere with the Company's business.

4.10  Expenses.

      Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not). Seller agrees that the Company will not bear any of the expenses which he incurs in connection with the transactions contemplated by this Agreement.

4.11  Earnout.

      Buyer agrees to pay to Seller the Earnout Amount, if any, in accordance with and subject to the terms and conditions set forth in Exhibit G.

4.12  Release of Newcourt Encumbrance.

      Within thirty (30) days of the Closing Date, Seller will (a) obtain the release and termination of the Newcourt Encumbrance to the satisfaction of Buyer and (b) provide written confirmation to Buyer of the release and termination of any and all financing statements, security agreements or other documents relating to the Newcourt Encumbrance.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

5.01  Conditions to Buyer's Obligations.

      Buyer's obligation to take the actions it is required to take at the Closing is subject to the satisfaction or waiver, in whole or in part, in Buyer's sole discretion (but no such waiver shall waive any rights or remedy otherwise available to Buyer), of each of the following conditions at or prior to the Closing:

      (a) The representations and warranties set forth in Article II shall be true and correct (without taking into account any supplemental disclosures after the date of this Agreement by Seller or the Company or the discovery of information by Buyer);

      (b) Seller shall have performed and complied with each of his covenants and obligations set forth in this Agreement;

      (c) Each Consent or Governmental Authorization required for the consummation of the transactions contemplated by this Agreement or which could, if not obtained, adversely affect the Company's operations as presently conducted, shall have been obtained and shall be in full force and effect;

      (d) No Proceeding shall be pending or threatened (i) challenging or seeking to prevent or delay consummation of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any provision of this Agreement or any of the Ancillary Agreements, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Buyer of any portion of the business or assets of the Company, or to compel Buyer or any of its subsidiaries or the Company to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Buyer and its subsidiaries or of the Company, as a result of the transactions contemplated by this Agreement, or incur any burden, (iv) seeking to require direct or indirect transfer or sale by Buyer of, or to impose limitations on the ability of Buyer to exercise full rights of ownership of, any of the Shares or (v) imposing or seeking to impose damages or sanctions directly arising out of the transactions contemplated by this Agreement on Buyer or the Company or any of their respective officers or directors;

      (e) No Legal Requirement or Order shall have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Authority that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 5.01(d); and

      (f) No Person shall have asserted or threatened that, other than as set forth in the Disclosure Schedule, such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any capital stock of, or any other voting, equity or ownership interest in, the Company or (ii) is entitled to all or any portion of the Purchase Price.

5.02  Conditions to Seller's Obligations.

      Seller's obligation to take the actions he is required to take at the Closing is subject to the satisfaction or waiver, in whole or in part, in Seller's sole discretion (but no such waiver shall waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Closing:

      (a) The representations and warranties set forth in Article III shall be true and correct;

      (b) Buyer shall have performed and complied with each of its covenants and obligations set forth in this Agreement; and

      (c) No Legal Requirement or Order shall have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Authority that prohibits the Closing.

                                   ARTICLE VI

                                   TERMINATION

6.01  Termination.

      This Agreement may be terminated prior to the Closing:

      (a)   by the mutual written consent of Buyer and Seller;

      (b)   by Seller, if

            (i) Buyer has breached any of its representations, warranties or agreements contained in this Agreement;

            (ii) the transactions contemplated by this Agreement have not been consummated on or before June 30, 2002; provided, that Seller will not be entitled to terminate this Agreement pursuant to this Section 6.01(b)(ii) if Seller's failure to comply fully with his obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

            (iii) any of the conditions set forth in Section 5.02 have become impossible to satisfy;

      (c)   by Buyer, if

            (i) Seller has breached any of his representations, warranties or agreements contained in this Agreement;

            (ii) the transactions contemplated by this Agreement have not been consummated on or before June 30, 2002; provided, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 6.01(c)(ii) if Buyer's failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

            (iii) any of the conditions set forth in Section 5.01 have become impossible to satisfy; or

            (iv) after the date of this Agreement, there shall have occurred any Material Adverse Effect.

6.02  Effect of Termination.

      The right of termination under Section 6.01 is in addition to any other rights Buyer or Seller may have under this Agreement or otherwise, and the exercise of a right of termination shall not constitute an election of remedies and shall not preclude an action for breach of this Agreement. If this Agreement is terminated, all continuing obligations of the parties under this Agreement will terminate except that Sections
      4.10 (expenses), 8.02 (press releases), 8.09 (governing law), 8.12 (jurisdiction) and 8.13 (waiver of jury trial) will survive indefinitely unless sooner terminated or modified by the parties in writing.

                                   ARTICLE VII

                            SURVIVAL; INDEMNIFICATION

7.01  Survival of Representations and Warranties.

      All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the certificates delivered at the Closing and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby, subject to Section 7.04. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

7.02  Indemnification by Seller.

      Seller will indemnify in full Buyer, the Company and their respective officers, directors, managers, employees, agents, members, affiliates and subsidiaries (collectively, the "Buyer Indemnified Parties") and hold them harmless from and against any loss, liability, deficiency, diminution in value, damage, expense or cost (including interest, penalties, costs of investigation and defense, and reasonable legal and other professional fees and expenses), whether or not involving a Third Party Action, which any of the Buyer Indemnified Parties may suffer, sustain or become subject to, as a direct or indirect result of, or arising from or in connection with any of the following (collectively, "Buyer Losses"):

      (a) any breach or inaccuracy in any of the representations and warranties of Seller contained in this Agreement, the Ancillary Agreements, or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Seller pursuant to the terms hereof or thereof or otherwise referenced or incorporated in this Agreement (collectively, the "Seller Related Documents");

      (b) any breach of, or failure to perform, any covenant, obligation or agreement of Seller contained in this Agreement or any of the Seller Related Documents;

      (c) any liability or obligation to the extent it arises from or relates to (i) the operation of the Company prior to the Effective Date (including any liability or obligation for Taxes), other than the Retained Liabilities, or (ii) the operation of the Company outside of the ordinary course of business (including any liability or obligation for Taxes) from the Effective Date through and including the Closing Date;

      (d) the Proceedings and Orders listed in Section 2.19 of the Disclosure Schedule; and

      (e) any product or component thereof manufactured or shipped, or any services provided, by the Company (i) in whole or in part prior to the Effective Date, or (ii) outside the ordinary course of business from the Effective Date through and including the Closing Date.

7.03  Indemnification by Buyer.

      Buyer will indemnify in full Seller and his heirs, personal representatives and executors (collectively, the "Seller Indemnified Parties") and hold them harmless from and against any loss, liability, deficiency, diminution in value, damage, expense or cost (including interest, penalties, costs of investigation and defense, and reasonable legal and other professional fees and expenses), whether or not involving a Third Party Action, which any of the Seller Indemnified Parties may suffer, sustain or become subject to, as a direct or indirect result of, or arising from or in connection with any of the following (collectively, "Seller Losses"):

      (a) any breach or inaccuracy in any of the representations and warranties of Buyer contained in this Agreement, the Ancillary Agreements, or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Buyer pursuant to the terms hereof or thereof or otherwise referenced or incorporated in this Agreement (collectively, the "Buyer Related Documents");

      (b) any breach of, or failure to perform, any covenant, obligation or agreement of Buyer contained in this Agreement or any of the Buyer Related Documents; or

      (c) any liability or obligation to the extent it arises from or relates to the operation of the Company on or after the Effective Date (except to the extent that any such liability or obligation arises from or relates to the operation of the Company outside the ordinary course of business from the Effective Date through and including the Closing Date); provided, however, that nothing in this Section 7.03(c) will limit or restrict in any manner or to any extent Buyer's right to indemnification pursuant to Section 7.02(a).

7.04  Time Limitations.

      (a) If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to a claim under this
            Article VII (other than claims under Section 7.02(a) relating to Sections 2.01, 2.03, 2.04, 2.10, 2.22, 2.24, 2.26 and

            4.12, which may be made through the applicable statute of limitations), unless, on or before the second anniversary of the Closing Date, Buyer notifies Seller of such claim specifying the factual basis thereof in reasonable detail to the extent then known by Buyer.

      (b) If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to a claim under this
            Article VII (other than claims under Section 7.03(a) relating to Sections 3.01, 3.02 and 3.04, as to which a claim may be made through the applicable statute of limitations), unless, on or before the second anniversary of the Closing Date, Seller notifies Buyer of such claim specifying the factual basis thereof in reasonable detail to the extent then known by Seller.

      (c) Notwithstanding anything to the contrary herein, with respect to any specific representation, warranty, covenant, obligation or agreement under which a party has made a claim for indemnification hereunder and as to which such claim has not been completely and finally resolved prior to the expiration of the applicable time period above, such representation or warranty shall survive for the period of time beyond such time period sufficient to resolve, completely and finally, the claim relating to such representation or warranty.

7.05  Limitations on Amount.

      (a) Except for fraud or willful misrepresentations or as otherwise provided below, (i) Seller shall have no liability (for indemnification or otherwise) with respect to claims under Sections 7.02(a), 7.02(b), 7.02(c), 7.02(d), or 7.02(e) until the total of all Buyer Losses with respect to such matters exceeds $50,000 (the "Basket"), in which case Seller shall be liable for the total amount of all Buyer Losses in excess of the Basket, and (ii) the aggregate liability of Seller with respect to claims under Sections 7.02(a), 7.02(b), 7.02(c), 7.02(d), and 7.02(e) shall not exceed $1,000,000
            (the "Cap"). Notwithstanding the foregoing, (A) the Basket shall not apply to breaches of or inaccuracies in representations and warranties set forth in Sections 2.01, 2.03, 2.04, 2.10(a), 2.15,
            2.26 or 4.12; (B) the Cap shall not apply to breaches of or inaccuracies in representations and warranties set forth in Sections 2.01, 2.03, 2.04, 2.10(a), 2.26 or 4.12; and (C) any liability of
            Seller to Buyer for breach of or inaccuracy in representations or warranties set forth in Section 2.15 shall not be considered in any determination of whether the Basket has been satisfied.

      (b) Except for fraud or willful misrepresentations or as otherwise provided below, (i) Buyer shall have no liability (for indemnification or otherwise) with respect to claims under Section 7.03(a), 7.03(b) or 7.03(c) until the total of all Seller Losses with respect to such matters exceeds the Basket, in which case Buyer shall be liable for the total amount of all Seller Losses in excess of the Basket, and (ii) the aggregate liability of Buyer with respect to claims under Section 7.03(a), 7.03(b) and 7.03(c) shall not exceed the Cap. Notwithstanding the foregoing, neither the

            Basket nor the Cap shall apply to breaches of or inaccuracies in representations and warranties set forth in Sections 3.01, 3.02 or 3.04.

7.06  Setoff Against Indemnification Holdback Amount.

      Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may set off any amount to which it may be entitled under this
      Article VII against the Indemnification Holdback Amount and all accrued interest thereon. Buyer's exercise of its right of set off under this
      Section 7.06 in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to Buyer.

7.07  Method of Asserting Claims-Third Party Actions.

      (a) If any Buyer Indemnified Party or Seller Indemnified Party (an "Indemnified Party") is made a defendant in or party to any Proceeding instituted by any third party, the liability or the costs or expenses of which are or may be Buyer Losses or Seller Losses (any such third party action or proceeding being referred to as a "Third Party Action"), such Indemnified Party shall give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice thereof. Such written notice shall have attached thereto the complaint or other papers pursuant to which the third party commenced such Third Party Action. The failure promptly to give such notice shall not affect any Indemnified Party's ability to seek indemnification hereunder unless such failure has materially and adversely affected the ability of the Indemnifying Party to defend successfully the relevant Third Party Action.

      (b) An Indemnifying Party shall be entitled to contest and defend any Third Party Action provided that the Indemnifying Party has a reasonable basis for concluding that such defense may be successful and can diligently contest and defend the Third Party Action. The Indemnifying Party shall give notice of its intention to so contest and defend to the Indemnified Party within 14 days after the date it receives the Indemnified Party's notice of such Third Party Action (but, in all events, at least five business days prior to the date that an answer to such Third Party Action is due to be filed). Such contest and defense shall be conducted by reputable attorneys retained by the Indemnifying Party.

      (c) An Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Buyer Loss or a Seller Loss unless the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, the interests of the Indemnified Party, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with

            Indemnifying Party in the conduct of such defense. The Indemnified Party shall cooperate with the Indemnifying Party to the extent it reasonably requests such cooperation in the contest and defense of such Third Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Indemnified Party if relevant to the defense of such Third Party Action; provided, that such cooperation shall not unduly disrupt the operations of the business of the Indemnified Party or cause the Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any trade secret or confidential information of such Indemnified Party to become public.

      (d) Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Third Party Action without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Third Party Action seeks the issuance of an injunction, the specific election of an obligation or similar remedy, or (ii) if the subject matter of a Third Party Action relates to the ongoing business of any Indemnified Party, which Third Party Action, if decided against the Indemnified Party, would materially adversely affect the ongoing business or reputation of the Indemnified Party, then, in each such case, the Indemnified Party alone shall be entitled to contest, defend and settle such Third Party Action in the first instance and, if the Indemnified Party does not contest, defend or settle such Third Party Action, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Third Party Action.

7.08  Method of Asserting Claims-Other Actions.

      (a) If an Indemnified Party has a claim for indemnification hereunder against an Indemnifying Party that does not involve a Third Party Action (including a claim for indemnification with respect to a third party claim that is not yet the subject of a Third Party Action), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. Such written notice shall state in reasonable detail the factual basis for such claim to the extent then known by the Indemnified Party and the nature of the Buyer Loss or Seller Loss for which indemnification is sought, and it may state the amount of the Buyer Loss or Seller Loss claimed. The failure promptly to give such notice shall not affect any Indemnified Party's ability to seek indemnification hereunder unless either (i) such failure has materially and adversely affected the ability of the Indemnifying Party to investigate such claim, or (ii) such notice is given after the end of the period specified in Section
            7.04. If such notice states the amount of the Buyer Loss or Seller Loss claimed and the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party does not dispute the claim described in such notice or fails to notify the Indemnified Party within 14 days after its receipt of such notice whether the Indemnifying Party disputes the claim described in such notice, the Buyer Loss or Seller Loss in the amount specified in the Indemnified Party's notice will be conclusively deemed a liability of the Indemnifying Party to the

            Indemnified Party, and the Indemnifying Party shall pay the amount of such Buyer Loss or Seller Loss to the Indemnified Party.

      (b) If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through such negotiations within 20 days after receipt of the Indemnified Party's notice of such claim, such dispute shall be resolved fully and finally in Seattle, Washington, by an arbitrator selected pursuant to and an arbitration governed by Commercial Arbitration Rules of the American Arbitration Association, as modified herein. The parties will jointly appoint a mutually acceptable independent arbitrator, seeking assistance in such regard from the American Arbitration Association. The arbitrator shall resolve the dispute based on the governing law, without regard to its rules of evidence, and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction. The Indemnified Party and the Indemnifying Party shall each bear their own fees and expenses in connection with such arbitration and shall each bear 50% of the fees and expenses of the arbitrator.

      (c) If a notice is given pursuant to this paragraph within the period specified by Section 7.04, which does not state the amount of the Buyer Loss or Seller Loss claimed, such omission shall not preclude the Indemnified Party from recovering from the Indemnifying Party, during or subsequent to such period, the amount of its Buyer Loss or Seller Loss with respect to the claim described in such notice. If a notice is given pursuant to this paragraph within the period specified by Section 7.04, concerning a third party claim which is not yet the subject of a Third Party Action and such third party claim subsequently becomes the subject of a Third Party Action, the Indemnified Party also shall provide the notice required by Section 7.07(a) at the time required by that section.

7.09  Miscellaneous Indemnification Provisions.

      (a) Upon the determination of an Indemnifying Party's liability for a Buyer Loss or a Seller Loss pursuant to this Article VII and the amount of such Buyer Loss or Seller Loss (whether such determination is made pursuant to the procedures set forth in this Article VII, by agreement between the Indemnified Party and the Indemnifying Party, by arbitration award or by final adjudication), the Indemnifying Party shall pay the amount of such Buyer Loss or Seller Loss to the Indemnified Party within 10 days following such determination.

      (b) Prior to the Closing, the parties shall have available to them all remedies available under applicable Legal Requirements, including specific performance or other equitable remedies. After the Closing, the rights set forth in this Article VII shall be the exclusive remedy for breach or inaccuracy of any of the representations and warranties contained herein on or prior to the Closing Date and shall be in lieu of contract remedies. Notwithstanding the foregoing, nothing in this Agreement shall prevent any party from bringing an action based upon allegations of fraud by the other party in connection with this Agreement. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the non-prevailing party. With respect to any breach of a covenant or other obligation contained in this Agreement the parties shall have available to them all remedies available under applicable Legal Requirements.

      (c) To the extent permitted by applicable Legal Requirements, any payment under this Article VII shall for Tax purposes be treated as an adjustment to the Purchase Price.

                                  ARTICLE VIII

                                  MISCELLANEOUS

8.01  Definitions.

      (a)   "Affiliated Group" is defined in Section 2.15(a).

      (b)   "Agreement" is defined in the preamble to this Agreement.

      (c) "Ancillary Agreements" means the noncompetition agreements, releases, spousal consent and lease agreement to be delivered pursuant to Section 1.03(b)(i).

      (d)   "ATM" means an automated teller machine.

      (e)   "Balance Sheet" is defined in Section 2.06.

      (f)   "Balance Sheet Date" is defined in Section 2.06.

      (g)   "Buyer" is defined in the preamble to this Agreement.

      (h)   "Buyer Indemnified Parties" is defined in Section 7.02.

      (i)   "Buyer Losses" is defined in Section 7.02.

      (j)   "Buyer Related Documents" is defined in Section 7.03(a).

      (k)   "Closing" is defined in Section 1.03(a).

      (l)   "Closing Date" is defined in Section 1.03(a).

      (m)   "Code" means the Internal Revenue Code of 1986, as amended.

      (n)   "Company" is defined in the first recital.

      (o) "Consent" means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

      (p) "Contract" means any contract, agreement, commitment, promise, undertaking or understanding, whether oral or written and whether express or implied, which is currently in effect.

      (q) "Disclosure Schedule" means the schedule delivered by Seller to Buyer disclosing exceptions to their representations and warranties set forth in Article II.

      (r)   "Effective Date" is defined in the preamble to this Agreement.

      (s) "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other ownership attribute.

      (t)   "Environmental Laws" is defined in Section 2.24.

      (u) "Employee Benefit Plan" means an employee benefit plan as defined in ERISA Section 3(3).

      (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      (w) "Excluded Assets" means the following assets which were recorded on the Company's books prior to the Effective Date (i) the two Ford Expeditions, (ii) the Ford Escort, (iii) the totaled Ford Econoline Van, (iv) the Sea Ray boat, (v) all leasehold improvements, (vi) the reserve for depreciation to the extent related to the foregoing assets, (vii) the note receivable in the principal amount of $225,000 owing from Seller to the Company and (viii) all prepaid expenses.

      (x) "Governmental Authority" means any domestic or foreign nation or government, any state or other political subdivision thereof, and any domestic or foreign entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      (y) "Governmental Authorization" means any approval, Consent, license, permit, waiver or other authorization of any Governmental Authority.

      (z)   "Hazardous Materials" is defined in Section 2.24.

      (aa) "Headquarters Lease" means that certain lease pursuant to which the Company leases office space from Seller, as amended to date.

      (bb)  "Indemnification Holdback Amount" is defined in Section 1.02.

      (cc)  "Indemnified Party" is defined in Section 7.07(a).

      (dd)  "Indemnifying Party" is defined in Section 7.07(a).


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
      (ee)  "Initial Payment" is defined in Section 1.02.

      (ff) "Intellectual Property" means all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets, know-how or other intellectual property rights.

      (gg) "Knowledge" means, when used with respect to Seller, (a) the actual knowledge of Seller or any officer or director of the Company regarding the fact or other matter at issue and (b) the knowledge any such Person could be expected to obtain in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

      (hh) "Legal Requirement" means any federal state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

      (ii) "Material Adverse Effect" means any effect on the Company's business, operations, assets, financial condition, results of operations or prospects that, individually or in the aggregate with other effects, is materially adverse.

      (jj)  "Material Contract" is defined in Section 2.16(a).

      (kk) "Newcourt Encumbrance" means any Encumbrance evidenced by or related to UCC 1 Financing Statement No. 99-139-0003 filed with the state of Washington benefiting Newcourt Small Business Lending Corporation or its successors and assigns.

      (ll) "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

      (mm) "Permitted Encumbrances" means (i) the purchase money security interests attached to the Company's four service maintenance vans,
            (ii) the leasehold interests in ATMs which the Company leases to its customers and (iii) the ownership interests of lessors in ATMs leased by the Company.

      (nn) "Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Authority.

      (oo) "Proceeding" means any action, claim, arbitration, demand, proceeding, grievance, subpoena, inquiry, audit, hearing, investigation, litigation or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator.

      (pp)  "Process Agent" is defined in Section 8.11.

      (qq)  "Purchase Price" is defined in Section 1.02.

      (rr)  "Rebate Obligations" is defined in Section 2.20(c).

      (ss) "Retained Liabilities" means the following liabilities and obligations of the Company as of the Effective Date: (i) accounts payable which are current as of the Effective Date and were incurred in the ordinary course of business, (ii) notes payable in connection with the purchase of the Company's four service maintenance vans which are current as of the Effective Date, (iii) commissions payable which are current as of the Effective Date and were incurred in the ordinary course of business and (iv) the Company's executory obligations under the Contracts to which it is a party, other than any liability for any breach thereof occurring in whole or in part on or prior to the Effective Date.

      (tt)  "Seller Indemnified Parties" is defined in Section 7.03.

      (uu)  "Seller Losses" is defined in Section 7.03.

      (vv)  "Seller Related Documents" is defined in Section 7.02(a).

      (ww)  "Seller" is defined in the preamble to this Agreement.

      (xx)  "Shares" is defined in Section 1.01.

      (yy)  "Significant Supplier" is defined in Section 2.14.

      (zz)  "Tax" is defined in Section 2.15(a).

      (aaa) "Tax Return" is defined in Section 2.15(a).

      (bbb) "Third Party Action" is defined in Section 7.07(a).

8.02  Press Releases and Announcements.

      Any public announcement, including any announcement to employees, customers or suppliers and others having dealings with the Company, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Buyer determines and approves; Buyer will have the right to be present for any in-person announcement. Unless consented to by Buyer or required by applicable Legal Requirements, Seller will keep, and Seller will cause the Company to keep, this Agreement and the transactions contemplated by this Agreement confidential.

8.03  Amendment and Waiver.

      This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

8.04  Notices.

      All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

            Notices to Buyer:

                   Access Cash International L.L.C.
                   Gainey Center II, Suite 300
                   8501 North Scottsdale Road
                   Scottsdale, AZ  85253
                   Attention:  Chief Financial Officer
                   Facsimile:  (480) 629-7670

                   and

                   eFunds Corporation
                   400 West River Woods Parkway
                   Milwaukee, WI 53212
                   Attention: Law Department
                   Facsimile: (414) 341-5075

                            With a copy to:

                                    Dorsey & Whitney LLP
                                    50 South Sixth Street
                                    Minneapolis, MN 55402
                                    Attention: Robert Rosenbaum
                                    Facsimile: (612) 340-7800

            Notices to Seller:

                   Mohammad Youssefi
                   918 NW 132nd Street
                   Seattle, WA  98177

                            With a copy to:

                                    Aiken, St. Louis & Siljeg, P.S.
                                    801 Second Avenue

                                    Suite 1200
                                    Seattle, WA  98104
                                    Attention:  Mark C. Vohr
                                    Facsimile: (206) 623-5764

8.05  Assignment.

      This Agreement and the Ancillary Agreements, and all of the provisions hereof and thereof, will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that neither this Agreement nor any of the Ancillary Agreements, nor any of the rights, interests or obligations hereunder or thereunder, may be assigned by any party hereto or thereto without the prior written consent of the other party hereto, and provided further, that that Buyer may, without Seller's consent, assign this Agreement and any Ancillary Agreement, and any of its rights, interests or obligations hereunder or thereunder, to any parent of Buyer, to any of such parent's subsidiaries, and in connection with any merger, consolidation, reorganization, sale of all or substantially all of Buyer's assets or similar transaction.

8.06  Severability.

      Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.07  Complete Agreement.

      This Agreement, and when executed and delivered the Ancillary Agreements, contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

8.08  Counterparts.

      This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement via facsimile will be effective as delivery of an originally executed counterpart to this Agreement.

8.09  Governing Law.

      THE INTERNAL LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF

      THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

8.10  No Third Party Beneficiaries.

      This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person or entity, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

8.11  Specific Performance.

      Seller and Buyer acknowledge and agree that the subject matter of this Agreement (including the business, assets and properties of the Company) is unique, that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies available at law would not be adequate to compensate the other party in the event of a default or breach. Accordingly, Seller and Buyer agree that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which it may be entitled, at law or in equity. Seller and Buyer waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

8.12  Jurisdiction.

      Subject to the procedures governing purchase price adjustment in Article I and indemnification claims under Article VII, Seller and Buyer submit to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Seller and Buyer each appoint CT Corporation System (the "Process Agent ") as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any party may make service on any other party by sending or delivering a copy of the process (a) to the party to be served or (b) to the party to be served in care of the Process Agent at the following address: Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. Nothing in this Section 8.12 will affect the right of Seller or Buyer to serve legal process in any other manner permitted by law or at equity.

8.13  WAIVER OF JURY TRIAL.

      SELLER AND BUYER ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. SELLER AND BUYER EACH CERTIFY AND ACKNOWLEDGE THAT

      (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER;

      (b)   IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER;

      (c)   IT MAKES SUCH WAIVER VOLUNTARILY; AND

      (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.

8.14  Interpretation.

      (a) Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement as though set forth verbatim herein.

      (b) In this Agreement, unless a clear contrary intention appears: (i) the terms "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof,
            (ii) the term "including" means including without limiting the generality of any description preceding such term, (iii) "or" is used in the inclusive sense of "and/or" and (iv) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

         [The remainder of this page has been left blank intentionally. Signature page follows.]

      IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.

                                        MOHAMMAD YOUSSEFI

                                        /s/ M. Youssefi

                                        ----------------------------------------


                                        ACCESS CASH INTERNATIONAL L.L.C.

                                        By: /s/ John Blanchard III
                                            ------------------------------------

                                        Title: Chairman & CEO

Signature Page to Stock Purchase Agreement

                          List Identifying Contents of

                                Omitted Schedules

      The following Exhibits and Schedules have been omitted from this Exhibit
2.2

      Exhibit A       Form of Individual Noncompetition Agreement

      Exhibit B       Form of Release

      Exhibit C       Form of Spousal Consent

      Exhibit D       Form of Lease Agreement

      Exhibit E       Form of Legal Opinion of Seller's Counsel

      Exhibit F       Balance Sheet Qualifications

      Exhibit G       Earnout Provision

      Disclosure Schedule

      The registrant will furnish supplementally a copy of any omitted Schedule or Exhibit to the Securities and Exchange Commission upon the request of the Commission.